                                                                Exhibit 99.1

 P.O. Box 4324
 Houston, TX 77210
 (713) 381-6500

Duncan Energy Partners President and CEO
Bachmann Resigns; Fowler Named as Successor

Houston, Texas (April 23, 2010) – Duncan Energy Partners L.P. (NYSE:DEP) today announced that Richard H. Bachmann has resigned as president and chief executive officer of its general partner, effective April 23, 2010.  Elected by the DEP board of directors to fill the vacated post is W. Randall “Randy” Fowler, who previously served as the partnership’s executive vice president and chief financial officer.  Both have served in their current capacities since the formation of the partnership in October 2006.  Bachmann, who is resigning in order to devote more time to the Duncan family’s private interests, will continue as a member of the DEP board of directors, as will Fowler.

“It has been a very rewarding experience to be a part of Duncan Energy Partners’ creation and its growth over the past three-and-a-half years,” said Bachmann.  “I’m very proud of our dedicated, hard-working employees who completed two major dropdown transactions that were instrumental in creating value for investors.  Randy brings strong financial expertise and a deep understanding of our assets that will serve the partnership well. ”

Fowler will remain in his current role as executive vice president and chief financial officer for both Enterprise Products Partners L.P. (EPD) and Enterprise GP Holdings L.P. (EPE) and continue to serve as a member of the board of directors for both partnerships.

In related action by the board, Senior Vice President Bryan F. Bulawa was elected chief financial officer of DEP, filling the position vacated by Fowler.  Bulawa will also continue to serve as treasurer for the general partners of each of the three publicly-traded entities comprising the Enterprise family of partnerships.

In addition, Stephanie C. Hildebrandt was elected senior vice president and chief legal officer of the general partner of DEP.  Hildebrandt will also continue to serve as general counsel and assistant secretary for both EPD and EPE.

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.9 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise.  Additional information about Duncan Energy Partners is available online at www.deplp.com.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635

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